FUND PARTICIPATION AGREEMENT


         This Agreement is entered into as of the ___ day of ___________, 1999, by and among __Valley Forge Life Insurance Co.__ ("Insurer"), a life insurance company organized under the laws of the State of __Pennsylvania__, __CNA Investor Services, Inc. an __Illinois__ corporation ("Contract Distributor"), LAZARD ASSET MANAGEMENT ("LAM"), a division of Lazard Freres & Co. LLC, a New York limited liability company ("LF & Co."), and LAZARD RETIREMENT SERIES, INC. ("Fund"), a Maryland corporation (collectively, the "Parties").


                                   ARTICLE I.
                                   DEFINITIONS

     The following terms used in this Agreement shall have the meanings set out below:

1.1. "Act" shall mean the Investment Company Act of 1940, as amended.

1.2. "Board" shall mean the Fund's Board of Directors having the responsibility for management and control of Fund.

1.3. "Business Day" shall mean any day for which Fund calculates net asset value per share as described in a Portfolio Prospectus.

1.4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.5. "Commission" shall mean the Securities and Exchange Commission.

1.6. "Contract" shall mean a variable annuity or variable life insurance contract that uses a Portfolio or Fund as an underlying investment medium and that is named on Schedule 1 hereto, as the Parties may amend in writing from time to time by mutual agreement ("Schedule 1").

1.7. "Contract Prospectus" shall mean the prospectus and, if applicable, statement of additional information, as currently in effect with the Commission, with respect to the Contracts, including any supplements or amendments thereto. All references to "Contract Prospectuses" shall be deemed to also include all offering documents and other materials relating to any Contract that is not registered under the Securities Act of 1933, as amended ("1933 Act").

1.8. "Contractholder" shall mean any person that is a party to a Contract with a Participating Company. Individuals who participate under a group Contract are "Participants."

1.9. "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of Fund, as defined by the Act.

1.10. "General Account" shall mean the general account of Insurer.

1.11."Participating  Company"  shall  mean  any  insurance  company,   including
     Insurer, that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with Fund for the purpose of making Fund shares available to serve as the underlying investment medium for Contracts.

1.12. "Portfolio" shall mean each series of Fund named on Schedule 1.

1.13."Portfolio   Prospectus"   shall  mean  the  prospectus  and  statement  of
     additional information, as currently in effect with the Commission, with respect to the Portfolios, including any supplements or amendments thereto.

1.14."Separate Account" shall mean a separate account duly established by Insurer in accordance with the laws of the State of __Illinois__ and named on Schedule 1.


                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

2.1. Insurer represents and warrants that:

     (a) it is an insurance company duly organized and in good standing under __Pennsylvania__ law;

     (b) it has legally and validly established and shall maintain each Separate Account pursuant to the insurance laws and regulations of the State of __Illinois__;

     (c) it has registered and shall maintain the registration of each Separate Account as a unit investment trust under the Act, to the extent required by the Act, to serve as a segregated investment account for the Contracts;

     (d) each Separate Account is and at all times shall be eligible to invest in shares of Fund without such investment disqualifying Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts and/or variable life insurance contracts;

     (e) each Separate Account is and at all times shall be a "segregated asset account," and interests in each Separate Account that are offered to the public shall be issued exclusively through the purchase of a Contract that is and at all times shall be a "variable contract" within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Insurer agrees to notify Fund and LAM immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future;

     (f) the Contracts are and at all times shall be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, and it shall notify Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

2.2 Insurer and Distributor represent and warrant that (a) units of interest in each Separate Account available through the purchase of Contracts are registered under the 1933 Act, to the extent required thereby; (b) the Contracts shall be issued in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurer agrees to inform Fund promptly of any investment restrictions imposed by state insurance law and applicable to Fund.

2.3  Distributor  represents  and warrants that it is and at all times shall be:
     (a) registered with the Commission as a broker-dealer, (b) a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"); and (c) an __Illinois__ corporation duly organized, validly existing, and in good standing under the laws of the State of, __Illinois__ with full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement. Distributor is a limited purpose Broker-Dealer and does not oversee the licensing of sales practices of registered representatives.

2.4  Fund represents and warrants that:

     (a) it is and shall remain registered with the Commission as an open-end, management investment company under the Act to the extent required thereby;

     (b) its shares are registered under the 1933 Act to the extent required thereby;

     (c) it possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for it to operate and offer its shares as an underlying investment medium for the Contracts;

     (d) each Portfolio is qualified as a regulated investment company under Subchapter M of the Code, it shall make every effort to maintain such qualification, and it shall notify Insurer immediately upon having a reasonable basis for believing that any Portfolio invested in by the Separate Account has ceased to so qualify or that it might not so qualify in the future;

     (e) each Portfolio's assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code and the regulations thereunder, to the extent applicable; and in the event of breach of this provision by the Fund it will take all reasonable steps to: (a) notify the Company of such breach and (b) adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817-5. The Fund shall provide the Company information reasonably requested in relation Section 817(h) diversification requirements, including quarterly reports and annual certifications. And

     (f) all of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.5 LAM represents and warrants that LF & Co., the principal underwriter of each Portfolio's shares, that it is and at all times shall be: (a) registered with the Commission as a broker-dealer, (b) a member in good standing of the NASD; and (c) a New York limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York, with full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement. LAM further represents and warrants that it shall sell the shares of the Portfolios to Insurer in compliance in all material respects with all applicable federal and state securities laws.


                                  ARTICLE III.
                                   FUND SHARES

3.2. Fund agrees to make the shares of each Portfolio available for purchase by Insurer and each Separate Account at net asset value and without sales charge, subject to the terms and conditions of this Agreement. Fund may refuse to sell the shares of any Portfolio to any person, or suspend or terminate the offering of the shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the shareholders of such Portfolio.

3.3. Fund agrees that it shall sell shares of the Portfolios only to persons eligible to invest in the Portfolios in accordance with Section 817(h) of the Code and the regulations thereunder, to the extent such Section and regulations are applicable.

3.4. Except as noted in this Article III, Fund and Insurer agree that orders and related payments to purchase and redeem Portfolio shares shall be processed in the manner set out in Schedule 2 hereto, as the Parties may amend in writing from time to time by mutual agreement.

3.11.Fund shall  confirm  each  purchase  or  redemption  order made by Insurer.
     Transfer of Portfolio shares shall be by book entry only. No share certificates shall be issued to Insurer. Shares ordered from Fund shall be recorded in an appropriate title for Insurer, on behalf of each Separate or General Account.


3.13.Fund shall promptly notify Insurer of the amount of dividend and capital gain, if any, per share of each Portfolio to which Insurer is entitled. Insurer hereby elects to reinvest all dividends and capital gains of any Portfolio in additional shares of that Portfolio at the applicable net asset value, until Insurer otherwise notifies Fund in writing. Insurer reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.


                                   ARTICLE IV.
                             STATEMENTS AND REPORTS

4.1. Fund shall provide Insurer with monthly statements of account by the fifteenth (15th) Business Day of the following month.

4.2 At least annually, Fund or its designee shall provide Insurer, free of charge, with as many Portfolio Prospectuses as Insurer may reasonably request for distribution by Insurer to existing Contractholders and
     Participants that have invested in that Portfolio. Fund or its designee shall provide Insurer, at Insurer's expense, with as many Portfolio Prospectuses as Insurer may reasonably request for distribution by Insurer to prospective purchasers of Contracts. The Fund shall bear the cost of printing the Portfolio Prospectuses. If the Portfolio Prospectuses are printed by the Insurer in one document with the prospectus for the Contracts and the prospectuses for other funds, then the expenses of such printing will be apportioned between the Insurer and the Fund in proportion to the number of pages of the Contract's prospectus, other fund prospectuses and the Portfolio prospectuses. This expense will be subject to an annual maximum. That maximum will be calculated by means of a similar proportion based upon the total dollars invested in the Portfolios as compared to the total dollars invested in all portfolios offered in the Contract. The form of the Fund's prospectus and/or statement of additional information provided to the Company shall be the final form of prospectus and statement of additional information as filed with the Securities and Exchange Commission which form shall include only those Portfolios of the Fund identified in Schedule 1. If requested by the Insurer in lieu of a printed copy of the prospectuses, fund or its designee shall provide such documentation in "camera ready" copy, or , at the request of insurer as a diskette in the form sent to the financial printer and other assistance as is reasonably necessary in order for the Parties once a year (or more frequently if the Portfolio Prospectuses are supplemented or updated) to have the Contract Prospectuses and the Portfolio Prospectuses printed together in one document.

4.3 Fund shall provide Insurer with copies of each Portfolio's proxy materials, notices, periodic reports and other printed materials (which the Portfolio customarily provides to its shareholders) in quantities as Insurer may reasonably request for distribution by Insurer to each Contractholder and Participant that has invested in that Portfolio.

4.4 Fund shall provide to Insurer at least one complete copy of all registration statements, Portfolio Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.5 Insurer shall provide to Fund at least one copy of all registration statements, Contract Prospectuses, reports, proxy statements, sales literature which utilizes LAM's name, company or fund information or statistics, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or a Separate Account, contemporaneously with the filing of such document with the Commission or the NASD.


                                   ARTICLE V.
                                    EXPENSES

5.1. Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.


                                   ARTICLE VI.
                                EXEMPTIVE RELIEF

6.1. Insurer acknowledges that it has reviewed a copy of Fund's mixed and shared funding exemptive order ("Order") and, in particular, has reviewed the conditions to the relief set forth in the related notice ("Notice"). As required by the conditions set forth in the Notice, Insurer shall report any potential or existing conflicts promptly to the Board. In addition, Insurer shall be responsible for assisting the Board in carrying out its responsibilities under the Order by providing the Board with all information necessary for the Board to consider any issues raised, including, without limitation, information whenever Contract voting instructions are disregarded. Insurer, at least annually, shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Order. Insurer agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2. If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurer is a Participating Insurance Company for whom the conflict is relevant, Insurer shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

     (a) Withdrawing the assets allocable to some or all Separate Accounts from Fund or any Portfolio and reinvesting such assets in a different investment medium, or submitting the question of whether such
          segregation   should  be   implemented  to  a  vote  of  all  affected
          Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e. variable annuity or variable life insurance contract owners) that votes in favor of such segregation; and/or

     (b)  Establishing a new registered management investment company.

6.3. If a material irreconcilable conflict arises as a result of a decision by Insurer to disregard Contractholder voting instructions and that decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in Fund, Insurer may be required, at the Board's election, to withdraw the investments of its Separate Accounts in Fund.

6.4. For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict. In no event shall Fund or LAM or any other investment adviser of Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurer shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the material irreconcilable conflict.

6.5. No action by Insurer taken or omitted, and no action by the Separate Account or Fund taken or omitted as a result of any act or failure to act by Insurer pursuant to this Article VI shall relieve Insurer of its obligations under or otherwise affect the operation of Article V.


                                  ARTICLE VII.
                              VOTING OF FUND SHARES

7.1. Insurer shall provide pass-through voting privileges to all Contractholders or Participants as long as the Commission continues to interpret the Act as requiring pass-through voting privileges for Contractholders or Participants. Accordingly, Insurer, where applicable, shall vote shares of a Portfolio held in each Separate Account in a manner consistent with voting instructions timely received from its Contractholders or Participants. Insurer shall be responsible for assuring that the Separate Account calculates voting privileges in a manner consistent with other Participating Companies. Insurer shall vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions.

7.2. If and to the extent Rule 6e-2 and Rule 6e-3(T) under the Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then Fund, and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.


                                  ARTICLE VIII.
                                    MARKETING

8.1. Fund or LF & Co. shall periodically or upon request furnish Insurer with Portfolio Prospectuses and sales literature or other promotional materials for each Portfolio, in quantities as Insurer may reasonably request for distribution to prospective purchasers of Contract. Expenses for the printing and distribution of such documents shall be borne by Insurer.

8.2. Insurer shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. Insurer shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3. Insurer shall furnish, or shall cause to be furnished, to Fund, each piece of sales literature or other promotional material in which Fund, LAM, LF & Co., Fund's administrator is named, at least five (5) Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within fifteen business days of the receipt of such material.

8.4. Insurer shall not give any information or make any representations or statements on behalf of Fund, LAM, LF & Co., or concerning Fund or any Portfolio in connection with the sale of the Contracts other than the information or representations contained in the registration statement or a Portfolio Prospectus, as the same may be amended or supplemented from time to time, or in reports or proxy statements for each Portfolio, or in sales literature or other promotional material approved by Fund.

8.5. Fund shall furnish, or shall cause to be furnished, to Insurer, each piece of the Fund's sales literature or other promotional material in which Insurer or a Separate Account is named, at least five (5) Business Days prior to its use. No such material shall be used if the Insurer reasonably objects to such use within fifteen business days after receipt of such material.

8.6. Fund shall not, in connection with the sale of Portfolio shares, give any information or make any representations on behalf of Insurer or concerning Insurer, a Separate Account, or the Contracts other than the information or representations contained in a registration statement for the Contracts or the Contract Prospectus, as the same may be amended or supplemented from time to time, or in published reports for each Separate Account that are in the public domain or approved by Insurer for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurer.

8.7. For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of the National Association of Securities Dealers, Inc. ("NASD"), the Act or the 1933 Act.


                                   ARTICLE IX.
                                 INDEMNIFICATION

9.1. Insurer and Distributor each agree to indemnify and hold harmless Fund, LAM, any sub-investment adviser of a Portfolio, and their affiliates, and each of their respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, "Losses") for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect to thereof):

     (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (collectively "materially untrue statement") contained in any registration statement, Contract
          Prospectus, Contract, or sales literature or other promotional material relating to a Separate Account or the Contracts (collectively, "Account documents"), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (collectively "material omission");

     (b) arise out of or are based upon any materially untrue statement or material omission made in any registration statement, Portfolio Prospectus, or sales literature or other promotional material relating to Fund or a Portfolio (collectively, "Portfolio documents"), provided such statement or omission was made in reliance upon and in conformity with information provided in writing to Fund by or on behalf of Insurer specifically for use therein;

     (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Portfolio document on which Insurer or Distributor have reasonably relied) or wrongful conduct of Insurer, Distributor, their respective agents, and persons under their respective control, with respect to the sale and distribution of Contracts or Portfolio shares;

     (d) arise out of any material breach of any representation and/or warranty made by Insurer or Distributor in this Agreement, or arise out of or result from any other material breach of this Agreement by Insurer or Distributor; or

     (e) arise out of Insurer's incorrect calculation and/or untimely reporting of net purchase or redemption orders.

          Insurer and Distributor shall reimburse any Indemnified Party in connection with investigating or defending any Loss (or actions in respect to thereof); provided, however, that with respect to clause
          (a) above neither Insurer nor Distributor shall be liable in any such case to the extent that any Loss arises out of or is based upon any materially untrue statement or material omission made in any Account documents, which statement or omission was made in reliance upon and in conformity with written information furnished to Insurer by or on behalf of Fund specifically for use therein. This indemnity agreement shall be in addition to any liability that Insurer or Distributor may otherwise have.

9.2. Fund and LAM each agree to indemnify and hold harmless Insurer and Distributor and each of their respective directors, officers, employees, agents and each person, if any, who controls Insurer or Distributor (collectively, "Indemnified Parties" for purposes of this Section) within the meaning of the 1933 Act against any Losses to which they or any Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof):

     (a) arise out of or are based upon any materially untrue statement or any material omission made in any Portfolio document;

     (b) arise out of or are based upon any materially untrue statement or any material omission made in any Account document, provided such statement or omission was made in reliance upon and in conformity with information provided in writing to Insurer by or on behalf of Fund specifically for use therein;

     (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Account document on which Fund or LAM have reasonably relied) or wrongful conduct of Fund, LAM, their respective agents, and persons under their respective control, with respect to the sale of Portfolio Shares; or

     (d) arise out of any material breach of any representation and/or warranty made by Fund or LAM in this Agreement, or arise out of or result from any other material breach of this Agreement by Fund or LAM.

          Fund and LAM shall reimburse any legal or other expenses reasonably incurred by any Indemnified Party in connection with investigating or defending any such Loss; provided, however, that with respect to clause (a) above neither Fund nor LAM shall be liable in any such case to the extent that any such Loss arises out of or is based upon an materially untrue statement or material omission made in any Portfolio document, which statement or omission was made in reliance upon and in conformity with written information furnished to Fund by or on behalf of Insurer specifically for use therein. This indemnity agreement shall be in addition to any liability that Fund or LAM may otherwise have.

9.3. Fund and LAM shall indemnify and hold Insurer harmless against any Loss that Insurer may incur, suffer or be required to pay due to Fund's incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate of a Portfolio or incorrect or untimely reporting of the same; provided, however, that Fund shall have no obligation to indemnify and hold harmless Insurer if the incorrect calculation or incorrect or untimely reporting was the result of incorrect or untimely information furnished by or on behalf of Insurer or otherwise as a result of or relating to Insurer's breach of this Agreement. In no event shall Fund be liable for any consequential, incidental, special or indirect damages resulting to Insurer hereunder.

9.4 Notwithstanding anything herein to the contrary, in no event shall Fund or LAM be liable to any individual or entity, including without limitation, Insurer, or any Participating Insurance Company or any Contractholder, with respect to any Losses that arise out of or result from:

     (a) a breach of any representation, warranty, and/or covenant made by Insurer hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants;

     (b) the failure by Insurer or any Participating Insurance Company to maintain its separate account (which invests in any Portfolio) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the Act (unless exempt therefrom); or

     (c) the failure by Insurer or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Portfolio serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

9.5 Further, neither Fund nor LAM shall have any liability for any failure or alleged failure to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder if Insurer fails to comply with any of the following clauses, and such failure could be shown to have materially contributed to the liability:

     (a) In the event the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of Insurer or, to Insurer's knowledge, of any Contractholder, that any Portfolio has failed or allegedly failed to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder or Insurer otherwise becomes aware of any facts that could give rise to any claim against Fund or its affiliates as a result of such a failure or alleged failure,

          (i) Insurer shall promptly notify Fund of such assertion or potential claim;

          (ii) Insurer shall consult with Fund as to how to minimize any liability that may arise as a result of such failure or alleged failure;

          (iii)Insurer shall use its best efforts to minimize any liability of Fund or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent;

          (iv) Insurer shall permit Fund, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Contractholder or any other claimant regarding any claims that could give rise to liability to Fund or its affiliates as a result of such a failure or alleged failure;

          (v) Insurer shall not with respect to any claim of the IRS or any Contractholder that would give rise to a claim against Fund or its affiliates compromise or settle any claim, accept any adjustment on audit, or forego any allowable judicial appeals, without the express written consent of Fund or its affiliates, which shall not be unreasonably withheld, provided that Insurer shall not be required to appeal any adverse judicial decision unless Fund or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal.

9.6 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

     A successor by law of any Party to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX, which shall survive any termination of this Agreement.


                                   ARTICLE X.
                          COMMENCEMENT AND TERMINATION

10.1.This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2.This  Agreement  shall  terminate   without  penalty  as  to  one  or  more
     Portfolios:

     (a) At the option of Insurer, Distributor, Fund, or LAM at any time from the date hereof upon 120 days' notice, unless a shorter time is agreed to by the Parties;

     (b) At the option of Insurer if it determines that shares of any Portfolio are not reasonably available to meet the requirements of the Contracts. Insurer shall furnish prompt notice of election to terminate and termination shall be effective ten days after receipt of notice unless Fund makes available a sufficient number of shares to meet the requirements of the Contracts within such ten day period;

     (c) At the option of Insurer or Fund, upon the institution of formal proceedings against the other or their respective affiliates by the Commission, the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Insurer's or Fund's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurer or Fund, as the case may be, with termination to be effective upon receipt of notice;

     (d) At the option of Insurer or Fund, if either shall determine, in its sole judgment reasonably exercised in good faith, that the other has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Insurer, Fund or LAM, as the case may be. Insurer or Fund shall notify the other in writing of any such determination and its intent to terminate this Agreement, which termination shall be effective on the sixtieth (60th) day following the giving of such notice, provided the determination of Insurer or Fund, as the case may be, continues to apply on that date.

     (e) Upon termination of the Investment Management Agreement between Fund, on behalf of its Portfolios, and LAM or its successors unless Insurer specifically approves the selection of a new investment adviser for the Portfolios. Fund shall promptly furnish notice of such termination to Insurer;

     (f) In the event Portfolio shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurer. Termination shall be effective immediately upon such occurrence without notice;

     (g) At the option of Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement. Termination shall be effective upon notice by Fund to Insurer of such termination;

     (h) At the option of Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if Fund reasonably believes that the Contracts may fail to so qualify. Termination shall be effective immediately upon such occurrence or reasonable belief without notice;

     (i) At the option of any Party, upon another's breach of any material provision this Agreement, which breach has not been cured to the satisfaction of the non-breaching Parties within ten days after written notice of such breach is delivered to the breaching Party;

     (j) At the option of Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice;

     (k) Upon assignment of this Agreement, unless made with the written consent of the non-assigning Parties.

     Any such termination pursuant to this Article X shall not affect the operation of Articles V or IX of this Agreement. The Parties agree that any termination pursuant to Article VI shall be governed by that Article.

10.3.Notwithstanding  any termination of this Agreement pursuant to Section 10.2 hereof, Fund and LAM may, at the option of Fund, continue to make available additional Portfolio shares for so long as Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if Fund so elects to make additional Portfolio shares available, the owners of the Existing Contracts or Insurer, whichever shall have legal authority to do so, shall be permitted to reallocate investments among the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, Fund, as promptly as is practicable under the circumstances, shall notify Insurer whether Fund shall continue to make Portfolio shares available after such termination. If Portfolio shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either Fund or Insurer may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other Parties, such notice to be for a period that is reasonable under the circumstances but, if given by Fund, need not be for more than six months.

10.1.In the event of any termination of this Agreement pursuant to Section 10.2 hereof, the Parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no shares of a Portfolio beyond six months from the date of termination. Such steps may include, without limitation, substituting other mutual fund shares for those of the affected Portfolio.


                                   ARTICLE XI.
                                   AMENDMENTS

11.1.Any changes in the terms of this Agreement shall be made by agreement in writing by the Parties hereto.

                                  ARTICLE XII.
                                     NOTICE

12.1.Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate Parties at the following addresses:

           Insurer:          Valley Forge Life Insurance Company
                             CNA Plaza
                             333 Wabash, 43 South
                             Chicago, IL 60685
                             Attn: G. Stephen Wastek, Esq.

           Distributor:      CNA Investor Services
                             CNA Plaza
                             333 Wabash, 43 South
                             Chicago, IL 60685
                             Attn: Ron Chapon

           Fund:             Lazard Retirement Series, Inc.
                             30 Rockefeller Plaza
                             New York, New York 10112
                             Attention: Steven Swain

           LAM:              Lazard Asset Management
                             30 Rockefeller Plaza
                             New York, New York 10112
                             Attention: William Butterly

             with copies to: Stroock & Stroock & Lavan LLP
                             180 Maiden Lane
                             New York, New York 10038-4982
                             Attn: Stuart H. Coleman, Esq.

Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.


                                  ARTICLE XIII.
                                  MISCELLANEOUS

13.1.This Agreement has been executed on behalf of the Parties by the undersigned duly authorized officers in their capacities as officers of Insurer, Distributor, LAM, and Fund.

13.1.If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13.1.The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

13.1.This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.


                                  ARTICLE XIV.
                                       LAW

14.1.This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

                                         Valley Forge Life Insurance Company


                                         By:___________________________________

Attest:_____________________

                                         CNA Investor Services


                                         By:____________________________________

Attest:_____________________

                                         LAZARD RETIREMENT SERIES, INC.


                                         By:____________________________________

Attest:_____________________

                                         LAZARD ASSET MANAGEMENT,
                                         a division of Lazard Freres & Co., LLC


                                         By:____________________________________

Attest:______________________





                                   SCHEDULE 1



Portfolios


Lazard Retirement Equity Portfolio
Lazard Retirement Small Cap Portfolio



Separate Accounts and Contracts

1. Valley Forge Life Insurance Company Variable Annuity Separate Acct. Established October 15, 1995.

           a) Contracts:  CNA Capital Select Variable Annuity
                          CNA Capital Select Plus Variable Annuity

2.   Valley  Forge  Life   Insurance   Company   Variable  Life  Separate  Acct.
     Established October 15, 1995

          a) Contracts:  CNA Capital Select Variable Universal Life






                                   SCHEDULE 2

                        PORTFOLIO SHARE ORDER PROCESSING


TIMELY PRICING AND ORDERS

1. Each Business Day, Fund shall use its best efforts to make each Portfolio's closing net asset value per share ("NAV") on that Day available to Insurer by 6:30 p.m. New York time.

2. At the end of each Business Day, Insurer shall use the information described above to calculate each Separate Account's unit values for that Day. Using this unit value, Insurer shall process that Day's Contract and Separate Account transactions to determine the net dollar amount of each Portfolio's shares to be purchased or redeemed.

3. Insurer shall transmit net purchase or redemption orders to Fund or its designee by 9:30 a.m. New York time on the Business Day next following Insurer's receipt of the information relating to such orders in accordance with paragraph 1 above; provided, however, that Fund shall provide additional time to Insurer in the event Fund is unable to meet the 6:30 p.m. deadline stated above. Such additional time shall be equal to the additional time that Fund takes to make the net asset values available to Insurer. For informational purposes, Insurer shall separately describe the amount of shares of each Portfolio that is being purchased, redeemed, or exchanged from one Portfolio to the other. In addition, Insurer shall use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.


TIMELY PAYMENTS

4. Insurer shall pay for any net purchase order by wiring Federal Funds to Fund or its designated custodial account by 4:00pm New York time on the same Business Day it transmits the order to Fund pursuant to paragraph 3 above.

5. Fund shall pay for any net redemption order by wiring the redemption proceeds to Insurer, except as provided below, within two (2) Business Days or, upon notice to Insurer, such longer period as permitted by the Act or the rules, orders or regulations thereunder. In the case of any net redemption order valued at or greater than $1 million, Fund shall wire such amount to Insurer within seven days of the order. In the case of any net redemption order requesting the application of proceeds from the redemption of one Portfolio's shares to the purchase of another Portfolio's shares, Fund shall so apply such proceeds the same Business Day that Insurer transmits such order to Fund.


APPLICABLE PRICE

6. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Contract transactions at that Portfolio's NAV next determined after Fund or its designated agent receives the order. For this purpose, Fund hereby appoints Insurer as its agent for the limited purpose of receiving orders for the purchase and redemption of shares of each Portfolio for each Separate Account; provided that Fund receives both the notice of the order in accordance with paragraph 3 above and any related purchase payments in accordance with paragraph 4 above.

7. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Insurer's General Account, or that do not relate to Contract transactions, at that Portfolio's NAV next determined after Fund (not Insurer) receives the order and any related purchase payments in accordance with paragraph 4 above.

8. Fund shall execute purchase and redemption orders for a Portfolio Shares that relate to Contracts funded by registered and unregistered Separate Accounts in the same manner, but only to the extent that Insurer represents and warrants that it is legally or contractually obligated to treat such orders in the same manner. Each order for Portfolio shares placed by Insurer that is attributable, in whole or in part, to Contracts funded by an unregistered Separate Account, shall be deemed to constitute such representation and warranty by Insurer unless the order specifically states to the contrary. Otherwise, Fund shall treat orders attributable to unregistered Separate Account Contracts in the same manner as orders for Insurer's General Account. For these purposes, a registered Separate Account is one that is registered under the Act; an unregistered Separate Account is one that is not.

9. Fund shall execute purchase or redemption orders for a Portfolio's shares that do not satisfy the conditions specified in paragraphs 3 and 4 above, as applicable, at the Portfolio's NAV next determined after such conditions have been satisfied and in accordance with paragraphs 6 or 7, whichever applies.

10. If Fund does not receive payment in Federal Funds for any net purchase order in accordance with paragraph 4 above, Insurer shall promptly, upon Fund's request, reimburse Fund for any charges, costs, fees, interest or other expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses incurred by Fund, as a result of portfolio transactions effected by Fund based upon such purchase request.

11. If Fund provides Insurer with materially incorrect net asset value per share information through no fault of Insurer, Insurer, on behalf of the Separate Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share in accordance with Fund's current policies for correcting pricing errors. Any material error in the calculation of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to Insurer.